Exhibit 3.0(iv) - Article of Amendment

                             ARTICLES OF AMENDMENT
                                     TO THE
                           ARTICLES OF INCORPORATION
                       FRONTEER FINANCIAL HOLDINGS, LTD.


Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to it's Articles of Incorporation:

FIRST: The name of the Corporation is Fronteer Financial Holdings, Ltd.

SECOND: The following amendments to the Articles of Incorporation were duly adopted by the board of directors on November 13, 1998, in accordance with
Section 7-106-102 of the Colorado Business Corporation Act.

The last  sentence of the first  paragraph  of  Paragraph  (a) of Section 7.4 of
Article VII of the Articles of Incorporation is hereby amended by replacing it with a sentence that reads as follows:

          "The Series B is redeemable by the Company on and after October 1, 2003, at a price of $12.50 per share plus any accrued and unpaid dividends."

The last sentence of Paragraph (g)(i) of Section 7.4 of Article VII of the Articles of Incorporation is hereby amended by replacing it with a sentence that reads as follows:

          "The redemption price shall be Twelve Dollars and Fifty Cents ($12.50) per share plus cumulative dividends as provided in Section 7.4(a) of this Article VII accrued and unpaid to the date fixed for redemption."

Dated:  November  19,  1998

                                       FRONTEER FINANCIAL HOLDINGS, LTD.,
                                       a Colorado corporation



                                       By:  /s/ Gary L. Cook
                                           -------------------------------------
                                           Gary L. Cook, Secretary and Treasurer